Exhibit 10.42

Building Materials Holding Corporation
2005 Bonus Program
BMC Construction Management

Purpose

The BMC Construction staff bonus plan is to provide a financial incentive for select BMC Construction management to achieve specific financial objectives.  The bonus plan is composed of three primary parts: (I) eligibility for participation, (II) creation of a bonus pool, and (III-IV) payout of the bonus pool.  Our philosophy is to have an ongoing and consistent bonus program, however, the directors reserve the right to make any necessary changes each year to ensure its effectiveness for the shareholders and plan participants.  Each year the BMHC CAO will work with outside independent consultants and/or the CFO and insure that total compensation of the participants is reasonable in relation to performance metrics and that internal equity within BMHC is maintained.  After review by the CAO the plan will be sent on to the Compensation Committee.  Each year, the plan must be approved by the Compensation Committee of the Board of Directors and implemented by the Chairman, President and Chief Executive Officer of BMHC and the CEO of BMC Construction.

I.	Eligibility for Participation

1.	Eligibility for Participation in the Bonus Program

Any employee newly hired or transferred to an eligible position may be placed on the bonus list, pro rata, with the approval of the CEO of BMC Construction.  A participant whose employment terminates during the year is no longer eligible for the plan unless his termination is due to retirement, disability, or death.  In such cases, a pro rata bonus payment may be made.

2.	Participation in the Program

An appropriate form will be used at the beginning of the year to identify the individuals who will participate in the plan and to indicate what each participant's share of the pool will be.  The form will be completed at year-end to determine the final bonus awards.

II.	Creation of a Bonus Pool

The bonus pool for BMC Construction management staff is proposed to be one percent (1.0%) times BMC Construction (BMCC) EBITA earnings, and four percent (4.0%) times BMCC pre-tax economic profit and zero point three five percent (0.35%) times BMHC EBITA and one point four percent (1.4%) times BMHC pre-tax economic profit.  Final percentage numbers for 2005 will be determined upon receiving the most current forecast prior to 8-1-2005.

The bonus plan creation and payout will be based upon the attached excel sheet outline for BMC Construction management.  The detail calculations of the pool amount and awards will be prepared independent of BMC Construction by the BMHC Controller’s staff and reviewed by the CAO and CFO of BMHC.

The percentage formula may change from year to year to reflect growth of the company, competitive pay practices and specific pay for performance criteria.

III.	Payout of the Bonus Pool

1.
The compensation committee of the Board of Directors retains the right to review any material extraordinary credits or charges to company earnings, including charges under the impairment of asset review, to determine if they should or should not be included in determining the appropriate earnings for bonus computation purposes.  In January, prior to the bonus calculations, any charges that may be included in this section will be submitted to the committee for such review.  In addition, the committee reserves the right to determine if an excessive “windfall” would be created due to factors beyond what would be appropriate, given the circumstances that exist, and make necessary adjustments to the pool.

2.
A discretionary pool will be made available for distribution by the BMCC CEO to those key employees who merit such consideration through the achievement of their objectives, unique accomplishments as well as their overall performance and that of the company.  This pool will be ten percent (10%) of the total pool.

3.
The bonus pool generated in Section III-1 will be paid out in February for those eligible employees still employed on December 31.  An interim pay out will be made for non-officers on August 1st of the current year based on 75% of that earned through the first half of the year.  An employee must still be employed and eligible as of 6-30-05 in order to receive a mid-year pay out.  Employees terminating during the balance of the year after 6-30-05 will not be eligible for any additional payouts except as provided in I-1.

4.	Reallocation of such forfeited payouts to other employees, as noted in paragraph #3, will not be allowed unless specifically approved by the Chairman and CEO of BMHC.

5.
With the approval of the Chairman, CEO and President of BMHC, special bonus plans may be established.  Such plans would be for turnaround situations or other unique situations and established by the first quarter of the year unless circumstances warrant otherwise.

6.	Payments under the program formulas may be subject to adjustment under the provisions of the wage guidelines and/or laws in effect on the date of distribution.

7.	Discretionary Payout

An additional discretionary pool of $200,000 has been approved for the BMHC Chairman, President and Chief Executive Officer to award for other special circumstances.  The discretionary pool may be used throughout BMHC to recognize outstanding performance at the individual or company level and is approved by the Board of Directors taking into consideration the following:

1.	The degree of financial success achieved by the corporation.

2.
The degree to which participants manage their responsibilities and the resulting effect on profitability, i.e., the management, positive or negative, of circumstances substantially beyond their control.  This includes major market fluctuations, strikes, or major changes in economic conditions.

IV.	Communication

It is the responsibility of the CEO of BMC Construction to assure that all the provisions of the bonus plan are communicated to the participants including the potential dollar payouts and requirements necessary to achieve those payouts.

V.	Reporting

Financial results will be calculated during the month of January with the appropriate payouts made to participants no later than the end of February.

VI.	Authorization

The company retains the right to amend, modify, or otherwise make revisions to this plan annually as deemed necessary by the Board of Directors.